Exhibit 99.1

NEWFIELD EXPLORATION CLOSES ON SALE OF NORTH SEA BUSINESS

FOR IMMEDIATE RELEASE

Houston - October 5, 2007 -- Newfield Exploration Company (NYSE:NFX) today announced the closing on its previously announced sale of its interests in the U.K. North Sea to Centrica plc, the owner of British Gas, for $486.4 million.

The sale included an 85% interest in the Grove Field, an 80% interest in the undeveloped Seven Seas discovery and an interest in approximately 200,000 net acres located in the Southern Gas Basin.

Newfield’s production guidance (issued July 25) accounted for this sale and other anticipated divestitures and remains 240 - 253 Bcfe in 2007 and 215 - 230 Bcfe in 2008.

Jefferies Randall & Dewey acted as financial advisor for Newfield in this transaction.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the deepwater Gulf of Mexico. The Company has international operations in Malaysia and China.

****Production guidance for 2007 and 2008 is forward looking information that is based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from guidance due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Completion of additional divestitures is subject to Newfield reaching terms with buyers that it considers acceptable and to satisfaction of customary closing conditions.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com